News Release

Patrick Industries, Inc. Signs Definitive Agreement to Acquire Sportech, LLC – a Leading Supplier of Premium Component Solutions to Powersports OEMs
ELKHART, IN, January 11, 2024 – Patrick Industries, Inc. (NASDAQ: PATK) (“Patrick” or the “Company”), a leading component solutions provider for the Outdoor Enthusiast and Housing markets, today announced that it has signed a definitive agreement to acquire Sportech, LLC (“Sportech”) for approximately $315 million. The transaction is expected to close on or before January 24, 2024, and is subject to customary closing conditions and regulatory approval.

Sportech, based in Elk River, Minnesota, is a leading designer and manufacturer of high-value, complex component solutions to powersports OEMs, adjacent market OEMs and the aftermarket, including integrated door systems, roofs, canopies, bumpers, windshields, fender flares and cowls. With a focus on supplying premium components to the powersports industry, particularly the attractive utility vehicle segment of the market, Sportech recorded estimated calendar year 2023 revenue of approximately $255 million, resulting in a five-year compound annual growth rate of 17%. The acquisition is expected to be immediately accretive to profit margins and net income per share.

“We are delighted to welcome Sportech’s Chief Executive Officer, Jim Glomstad, and the entire Sportech team to the Patrick family,” said Andy Nemeth, Chief Executive Officer of Patrick. "Sportech’s long history of passion-driven innovation, profitable growth, and excellent customer service, along with its strong culture, is a great fit with our Outdoor Enthusiast vision and brand-forward go-to-market strategy. Sportech provides meaningful scale as a supplier of key and synergistic solutions to powersports OEMs, many of which Patrick has established relationships with through our RV, marine, and existing powersports businesses. Sportech offers a solid platform for future organic and strategic growth within the powersports market, enabling us to continue to accelerate our momentum in the attractive Outdoor Enthusiast space, where we have industry-leading platforms in the RV and marine markets and see a clear pathway to revenue and cost synergies. We look forward to supporting Sportech’s team as they continue to focus on what they do best.”

Jim Glomstad commented, “The team at Sportech and I are excited to join the Patrick family of incredible brands and leverage their foundation of resources and support as we continue to implement our strategy to ‘Discover, Design, Develop and Deliver’ for our valued customers. We are confident we can continue to build on our current relationships and expand the portfolio of products and solutions we offer in partnership with our OEM customers while increasing our market share and becoming a valued contributor to Patrick’s vision for its Outdoor Enthusiast ecosystem.”

Acquisition Highlights

•Patrick, through a wholly owned subsidiary, will acquire all outstanding equity of Sportech, LLC, for $315 million. The all-cash transaction will be funded with a combination of borrowings under the Company’s existing credit facility and cash on hand.
•The acquisition of Sportech is expected to be immediately accretive to profit margins and net income per share.
•The transaction is expected to close on or before January 24, 2024, subject to customary closing conditions, including regulatory approval.
•Proforma net leverage ratio (as calculated in accordance with our credit agreement) at closing is expected to approximate 2.9x, with the Company focusing on reducing its net leverage ratio to pre-acquisition levels within the next two to three quarters.
•Following closing, Sportech will continue its operations as a wholly owned subsidiary of Patrick under the Sportech name and within its existing facilities.

Conference Call Webcast

Patrick Industries will host a conference call on Thursday, January 11, 2024 at 8:30 a.m. Eastern Time to discuss the acquisition. Participants on the call will be Andy Nemeth, Chief Executive Officer, Kip Ellis, Chief Operating Officer, and Matt Filer, Interim Chief Financial Officer. In addition, a video which will be presented during the call and a supplemental investor presentation can both be accessed on the Company's website, www.patrickind.com under “For Investors.”

Participation in the question-and-answer session of the call will be limited to institutional investors and analysts. The dial-in number for the live conference call is (877) 407-9036. Interested parties are invited to listen to a live webcast of the call on Patrick's website at www.patrickind.com under "For Investors." A replay of the conference call and the related video will also be available via the Company's investor relations website.

About Sportech, LLC

Sportech designs, manufactures, and assembles cab components and systems for the powersports, golf and turf, industrial, and agricultural end markets. Sportech’s design and engineering capabilities allow the company to provide complex components and assemblies to its original equipment manufacturer customers. Sportech is based in Elk River, Minnesota.

About Patrick Industries, Inc.

Patrick Industries (NASDAQ: PATK) is a leading component solutions provider for the RV, Marine, Powersports and Housing markets. Founded in 1959, Patrick is based in Elkhart, Indiana, employing approximately 10,000 team members throughout the United States.

Forward-Looking Statements

This press release contains certain statements related to future results, our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any projections of financial performance or statements concerning expectations as to future developments should not be construed in any manner as a guarantee that such results or developments will, in fact, occur. There can be no assurance that any forward-looking statement will be realized or that actual results will not be significantly different from that set forth in such forward-looking statement. Information about certain risks that could affect our business and cause actual results to differ from those expressed or implied in the forward-looking statements are contained in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, and in the Company's Forms 10-Q for subsequent quarterly periods, which are filed with the Securities and Exchange Commission (“SEC”) and are available on the SEC’s website at www.sec.gov. Each forward-looking statement speaks only as of the date of this press release, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances occurring after the date on which it is made.

Contact:

Steve O’Hara
Vice President of Investor Relations
oharas@patrickind.com
574.294.7511

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